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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE

November 17, 1997

Contact:   Jane Van Ryan, SAIC
           202-661-8903

           Barbara McClurken, Bellcore
           201-829-2164

                     SAIC FINALIZES ACQUISITION OF BELLCORE

(SAN DIEGO, CA) - Science Applications International Corporation (SAIC) today announced that it has completed its acquisition of Bellcore, a leading provider of communications software, engineering, and professional services.

Bellcore was acquired after requisite regulatory approvals were obtained from state public utility commissions. Since its formation in 1983, the company had been owned by the regional Bell operating companies (RBOCs) which include Ameritech, Bell Atlantic, Bell South, NYNEX, Pacific Telesis Group, SBC Communications and US West or their affiliates.

With the closing of the acquisition, New Jersey-based Bellcore became a wholly-owned subsidiary of SAIC. The combined SAIC and Bellcore companies have estimated annual revenues for the current year of nearly $4 billion and more than 30,000 science, engineering, software, and administrative professionals.

"The union of SAIC and Bellcore has created a powerhouse company with unparalleled capabilities and resources in telecommunications, information technology, and technical services," said Dr. J. Robert Beyster, SAIC founder, chief executive officer, and chairman of the Board of Directors. "Together we will open new markets where the two companies will use their combined skills and experience to offer solutions to our customers on large software projects, advanced network design, telephone operating systems, secure networks, Internet technologies, wireless communications and other advances."

At the close of the acquisition, Beyster became chairman of the Bellcore Board of Directors. Dr. John E. Glancy was named Bellcore's chief executive officer and vice chairman of the board. Glancy, who also serves as SAIC's executive vice president for Commercial and International Business, has been actively involved in the acquisition and will help to plot the future of the combined SAIC/Bellcore company.

"We envision Bellcore taking the lead for the combined company in the telecommunications marketplace," Glancy said. "SAIC's capabilities in program management and systems integration complement Bellcore's existing strengths in software, professional and learning services, and research, creating a unique ability to offer fully integrated solutions."

SAIC also announced that Sanjiv Ahuja will continue in his role as Bellcore's president and chief operating officer, and Ward Reed, formerly SAIC's treasurer, has been named Bellcore's chief financial officer.

"I am really excited about working with SAIC to make Bellcore an even more valuable resource to its current and future customers," said Ahuja. "Bellcore will continue to provide the entire



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communications industry, including the RBOCs, with an increasingly wider array of products and services, while we also pursue new opportunities to offer high-quality software and business solutions on a worldwide basis."

Dr. George H. Heilmeier, who had served as Bellcore's chief executive officer since 1991, retired in conjunction with the close of the acquisition. As Chairman Emeritus of Bellcore, he will consult for the combined SAIC/Bellcore company on a variety of strategic issues and initiatives.

Upon closing, Bellcore employees became eligible to purchase SAIC stock. SAIC, which is employee-owned, holds quarterly internal stock trades and attributes its 28 years of continuous growth to its employee ownership culture.

"Employee ownership is a powerful incentive. At SAIC we believe that ownership should be commensurate with an employee's performance and contribution to the success of the company," Dr. Beyster said. "We welcome the Bellcore employees into the company, and we look forward to sharing with them the excitement of being able to own a piece of SAIC and to help it grow and prosper into the future."

SAIC is the nation's largest employee-owned high-technology company, providing high-quality, customer-focused services and products to government and commercial customers in telecommunications, systems integration, information technology, health care systems, national and international security, transportation, energy, and environmental systems and engineering. With the addition of Bellcore, SAIC and its subsidiaries have employees at hundreds of offices in more than 150 cities worldwide. More information about SAIC can be found on the Internet at www.saic.com. Information about Bellcore is available at www.bellcore.com.